Heartland Bancshares, Inc. Announces Net Income of $.21 per diluted share for Third Quarter 2005

Franklin, Ind. — November 2, 2005, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $306,000 or $.21 per diluted share for the third quarter of 2005 and total assets of $194,164,000 as of September 30, 2005. Comparatively, net income of $348,000 or $.24 per diluted share was recorded for the third quarter of 2004 and total assets were $185,837,000 at December 31, 2004. The third quarter 2005 net income is an increase over the second quarter 2005 net income of $295,000 or $.20 per diluted share. Heartland’s net income for the nine months ended September 30, 2005 was $915,000 or $.63 per diluted share compared to net income for the nine months ended September 30, 2004 of $990,000 or $.69 per diluted share.

President Steve Bechman commented on the earnings for the quarter. “We are pleased to announce our third quarter earnings, which increased from the second quarter 2005. Other positive events from the quarter include our addition of two directors with excellent local community ties and business knowledge and the previously announced special cash dividend of $.20 per share.”

Total consolidated assets increased 4.48 percent to $194,164,000 at September 30, 2005 from the December 31, 2004 total of $185,837,000. Total loans increased to $127,003,000 at September 30, 2005 from $124,339,000 at December 31, 2004. Securities increased to $44,966,000 at September 30, 2005 from $42,162,000 at December 31, 2004. Total deposits increased to $159,979,000 at September 30, 2005 from $155,662,000 at December 31, 2004. Book value (shareholders’ equity) per share at September 30, 2005 was $9.99 compared to $9.69 at December 31, 2004.

Net interest income was $1,744,000 in 2005 compared to $1,763,000 in 2004 for the quarter ended September 30. Net interest margin decreased to 3.79 percent from 4.18 percent for the same time periods due to higher rates on interest bearing deposits and other borrowings. Provision for loan losses was $60,000 for the quarter in 2005 compared to $0 for the quarter in 2004. Provision for loan losses was $195,000 for the nine months ended September 30, 2005 compared to a provision benefit of $(200,000) for the nine months ended September 30, 2004. Noninterest income increased to $519,000 in 2005 from $455,000 in 2004 for the quarter. Noninterest income includes $121,000 of gain on sale of mortgage loans in third quarter 2005 compared to $94,000 in the third quarter 2004. Noninterest expenses increased to $1,756,000 for the third quarter 2005 from $1,708,000 for the third quarter 2004.

Heartland recorded net loan charge offs of $109,000 during the third quarter of 2005 causing the total allowance for loan losses to decline to $2,131,000 or 1.65 percent of loans. Non-performing assets totaled $2,381,000 or 1.23 percent of total assets at September 30, 2005, including $748,000 non-accrual loans, $259,000 loans past due 90 days or more and still accruing, $1,374,000 other real estate owned and $13,000 repossessed assets. Non-performing assets totaled $1,955,000 or 1.05% of total assets at December 31, 2004.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.
SELECT BALANCE SHEET DATA
September 30, 2005 and December 31, 2004
(Dollar amounts in thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
Total cash and cash equivalents	$12,344	$12,021
Securities available-for-sale	44,966	42,162
Loans	127,003	124,339
Allowance for loan losses	2,131	2,491
Total assets	194,164	185,837
Total deposits	159,979	155,662
Total Liabilities	180,067	172,331
Shareholders' equity	14,097	13,506
Book Value per share	9.99	9.69

HEARTLAND BANCSHARES, INC.
SELECTED INCOME STATEMENT DATA
Three and Nine Months ended September 30, 2005 and 2004
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income	$2,785	$2,336	$7,926	$6,755
Interest expense	1,041	573	2,552	1,641
Provision for loan losses	60	—	195	(200)
Noninterest income	519	455	1,500	1,444
Noninterest expense	1,756	1,708	5,332	5,248
Income tax expense	141	162	432	520
Net income	306	348	915	990
Basic earnings per share	.22	.25	.65	.71
Diluted earnings per share	.21	.24	.63	.69
Cash dividends per share	.20	—	.20	—